Exhibit 4.16

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Jie Shen

Michael Qingyu Zhang

Shanghai Baozun E-commerce Limited

and

Shanghai Zunyi Business Consulting Ltd.

about

Shanghai Zunyi Business Consulting Ltd.

Exclusive Purchase Option
Agreement

January 20, 2026

Exclusive Purchase Option Agreement

This Exclusive Purchase Option Agreement (hereinafter referred to as the “Agreement”) is entered into on January 20, 2026, by and between the following parties:

1. Jie Shen(沈洁)

ID card No.: [***]

2. Michael Qingyu Zhang(张清宇)

ID card No.: [***]

(Jie Shen and Michael Qingyu Zhang are hereinafter referred to individually and collectively as the “Existing Shareholders”)

3. Shanghai Baozun E-commerce Limited (hereinafter referred to as “Baozun”)

Registered address: 2nd and 3rd, Building No. 1, No. 5 and No. 8, Lane 510, Jiangchang West Road, Jing’an District, Shanghai

Legal representative: Junhua Wu(吴骏华)

4. Shanghai Zunyi Business Consulting Ltd. (hereinafter referred to as the “Company”)

Registered address: Room 212, No. 7, No. 8 and No. 11, Lane 1188, Wanrong Road, Shanghai

Legal representative: Vincent Wenbin Qiu（仇文彬）

(Each of the foregoing is referred to herein as a “Party” and collectively as the “Parties”.)

WHEREAS:

(1)	On January 20, 2026, Jie Shen acquired 80% of the Company’s equity from Vincent Wenbin Qiu and became a shareholder of the Company;
(2)

The existing shareholders are the registered shareholders of the Company, who legally hold all the equity of the Company. On the date of the Agreement, their capital contribution and shareholding percentages in the registered capital of the Company are set out in Appendix I.

(3)	The Existing Shareholders intend to transfer all their respective equity interests in the Company to Baozun, subject to compliance with the PRC Laws, and Baozun intends to accept such transfer.
(4)	The Company intends to transfer its assets to Baozun without violating the PRC Laws, and Baozun intends to accept such transfer.

(5)

In order to effect the above equity or asset transfer, the Existing Shareholders and the Company agree to grant to Baozun an irrevocable equity transfer option and an asset purchase option, respectively, pursuant to which the Existing Shareholders or the Company shall, to the extent permitted by the PRC Laws, transfer the Option Equity or the assets of the Company (as defined below) to Baozun and/or any other entity or person designated by Baozun, as required by the Agreement.

NOW, THEREFORE, the Parties have agreed as follows:

Article 1 Definitions

1.1	In the Agreement, unless the context otherwise requires, the following words shall have the meanings assigned to them below:

“PRC Laws”

means the laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding normative documents of the People’s Republic of China in effect from time to time (for the purposes of the Agreement only, the People's Republic of China does not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan Region).

“Equity Transfer Option”	means the option granted by the Existing Shareholders to Baozun to purchase the equity interest in the Company in accordance with the terms and conditions of the Agreement.

“Asset Purchase Option”	means the option granted by the Company to Baozun to purchase any of the Company’s assets upon the terms and conditions of the Agreement.
“Option Equity”

means, in relation to each Existing Shareholder, all of its respective equity interests in the registered capital of the Company (as defined below); and in relation to all Existing Shareholders as a whole, the equity interests representing 100% of the registered capital of the Company.

“Registered Capital of the Company”

means, as of the date of signing the Agreement, the registered capital of the Company amounting to fifty million yuan (RMB 50,000,000), including any expanded registered capital formed resulting from any form of capital increase during the term of the Agreement.

“Transferred Equity Interest”

means the equity interest of the Company which Baozun is entitled to require any one or more of the Existing Shareholders to transfer to it or to an entity or individual designated by it, in whole or in part, when exercising its

Equity Transfer Option, in accordance with the provisions of Article 3 of the Agreement, and the specific amount may be determined by Baozun at its discretion in accordance with the then current PRC Laws and its own business considerations.

“Transferred Assets”

means the assets of the Company which, when Baozun exercises its Asset Purchase Option and in accordance with Article 3 of the Agreement, Baozun is entitled to require the company to transfer to Baozun or to an entity or individual designated by Baozun, in whole or in part, as determined by Baozun in its sole discretion in accordance with the then-current PRC Laws and its own business considerations.

“Exercise”	means the exercise of Baozun’s Equity Transfer Option or Asset Purchase Option.

“Transfer Price”

means, at the time of each Exercise, all the consideration payable by Baozun or any entity or individual designated by Baozun to Existing Shareholders or the company for the acquisition of the Transferred Equity Interest or the assets of the Company.

“Business License”

means any approval, permit, filing, registration, etc. that must be held by the company to legally and effectively operate all its businesses, including but not limited to the Business License for Enterprise Legal Person, the Value-Added Telecommunication Service Business License, and other relevant permits and licenses required by the PRC Laws at that time.

“Company Assets”

means all tangible and intangible assets owned or disposed of by the company during the term of the Agreement, including but not limited to any real property, movable property, trademarks, copyrights, patents, proprietary technology, domain names, software use rights and other intellectual property rights.

“Material Agreement”

means any agreement to which the company is a party which materially affects the business or assets of the company, including, but not limited to, the Exclusive Technical Service Agreement entered into by and between the company and Baozun concurrently with the Agreement and any other material agreement relating to the business of the company.

“Material Company Assets”	means assets with a carrying amount of RMB 100,000 or more or assets having a material impact on the business operation of the company.

“Exercise Notice”	has the meaning given to it in Article 3.7 hereof.

“Confidential Information”	has the meaning given to it in Article 8.1 hereof.

“Defaulting Party”	has the meaning given to it in Article 11.1 hereof.

“Default”	has the meaning given to it in Article 11.1 hereof.

“Party’s Rights”	has the meaning given to it in Article 12.5 hereof.

1.2	References in the Agreement to any PRC Laws shall be deemed to:
(1)	Include any amendment, change, supplement and re-enactment of such PRC Laws, whether such amendment, change, supplement or re-enactment takes effect before or after the formation of the Agreement; and
(2)	Includes other decisions, notices and regulations made thereunder.
1.3	Unless the context otherwise requires, references in the Agreement to articles, clauses, sub-articles and paragraphs shall mean the corresponding provisions of the Agreement.

Article 2 Grant of Equity Transfer Option and
Asset Purchase Option

2.1

The Existing Shareholders hereby, severally and jointly, irrevocably and unconditionally, agree to grant to Baozun an exclusive Equity Transfer Option, pursuant to which Baozun shall have the right, to the extent permitted by the PRC Laws, to require the Existing Shareholders to transfer the Option Equity to Baozun or an entity or individual designated by Baozun under the terms and conditions of the Agreement. Baozun also agrees to accept such Equity Transfer Option.

2.2	The Company hereby consents to the grant by the Existing Shareholders of such Equity Transfer Option to Baozun in accordance with Article 2.1 above and the other provisions of the Agreement.
2.3

The Company hereby irrevocably and unconditionally grants to Baozun an exclusive Asset Purchase Option, pursuant to which Baozun shall have the right to require, to the extent permitted by the PRC Laws, to require the Company to transfer any and all of the assets of the Company to Baozun or its designated entities or individuals on the terms and conditions of the Agreement. Baozun also agrees to accept such Asset Purchase Option.

2.4	The Existing Shareholders hereby severally and jointly agree that the Company shall grant to Baozun an Asset Purchase Option over such assets in accordance with Article 2.3 above and the other provisions of the Agreement.

Article 3 Method of Exercising the Option

3.1

Subject to the terms and conditions of the Agreement and to the extent permitted by PRC Laws, Baozun shall have absolute discretion to determine the specific time, manner and frequency of its exercise. However, as soon as practicable after the date on which the PRC Laws permit Baozun to operate the Company’s business directly, Baozun shall exercise the Equity Transfer Option or Asset Purchase Option under the Agreement to enable Baozun to operate the Company’s business directly.

3.2

Subject to the terms and conditions of the Agreement and without violating the then existing PRC Laws, Baozun shall have the right at any time to acquire, either by itself or through any other entity or individual designated by it, all or part of the equity interests of the Company from the Existing Shareholders.

3.3

Subject to the terms and conditions of the Agreement, and without violating the then existing PRC Laws, Baozun shall have the right at any time to acquire, either by itself or through any other entity or individual designated by it, all or part of the assets of the Company from the Company.

3.4

With respect to the Equity Transfer Option, upon each Exercise, Baozun shall have the right to designate at any time the amount of Equity Interest to be transferred by the Existing Shareholders to Baozun and/or such other entity or individual as Baozun may direct, and the Existing Shareholders shall transfer Equity Interest to Baozun and/or such other entity or individual as Baozun may require. Baozun and/or other entity or individual designated by Baozun shall pay the Transfer Price to the Existing Shareholder transferring the Transferred Equity Interest for each Exercise.

3.5

With respect to the Asset Purchase Option, at the time of each Exercise, Baozun shall have the right to determine the specific assets of the Company to be transferred by the Company to Baozun and/or other entity or individual designated by Baozun in such Exercise, and the Company shall transfer the assets to Baozun and/or other entity or individual designated by Baozun as required by Baozun. Baozun and/or other entity or individual designated by Baozun shall pay to the Company the Transfer Price in respect of the Transferred Assets transferred in each Exercise.

3.6

Each time when exercising the right, Baozun may acquire the Transferred Equity Interest or the Transferred Assets by itself, or appoint any third party to acquire all or part of the Transferred Equity Interest or the Transferred Assets. For the avoidance of doubt, a third party referred to in this paragraph shall mean (a) the direct or indirect shareholders of Baozun and the direct or indirect subsidiaries of such shareholders; or (b) Baozun, its direct or indirect shareholders and directors of its direct or indirect subsidiaries who are PRC citizens; or (c) such other Chinese citizen as the Board of Directors of Baozun may determine by appropriate resolution.

3.7

Upon each decision to exercise, Baozun shall issue to the Existing Shareholders or the Company a Notice of Exercise of the Equity Transfer Option or an Asset Purchase Option (the “Exercise Notice”) in the form attached hereto as Appendix II and Appendix III, respectively. Upon receipt of the Exercise Notice, the Existing Shareholders or the Company shall immediately and in accordance with the Exercise Notice transfer the Transferred Equity Interest in full and in one lump sum in the manner set out in Article 3.4 or 3.5 of the Agreement to Baozun and/or such other entity or person as may be designated by Baozun.

Article 4Price of Transfer

4.1

With respect to the Equity Transfer Option, the total Transfer Price payable by Baozun or its designated entity or individual to each Existing Shareholder on each Exercise of Baozun shall be the corresponding contribution of the relevant Transferred Equity Interest to the registered capital of the Company. If the minimum price permitted by PRC Laws at that time is higher than the aforesaid contribution, such minimum price shall prevail.

4.2

In respect of the Asset Purchase Option, upon each Exercise by Baozun, Baozun or an entity or individual designated by Baozun shall pay to the Company the net book value of the relevant asset. If the minimum price permitted by PRC Laws at that time is higher than the aforesaid net book value, such minimum price shall prevail.

Article 5 Representations and Warranties

5.1	The Existing Shareholders hereby severally and jointly represent and warrant as follows:
5.1.1

The Existing Shareholders are Chinese citizens with full capacity; They have full and independent legal status and legal capacity to execute, deliver and perform the Agreement and may act independently as a party to legal proceedings.

5.1.2

They have full power and authority to execute, deliver and perform the Agreement and all other documents to be executed by them in connection with the transactions contemplated hereby, and to consummate the transactions contemplated hereby; The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby by the Existing Shareholders do not violate the PRC Laws, nor do they violate any agreement, contract or other arrangement by which the Existing Shareholders are bound.

5.1.3

The Agreement has been duly and properly executed and delivered by the Existing Shareholders. The Agreement constitutes their legal and binding obligation and is enforceable in accordance with its terms.

5.1.4

The Existing Shareholder is the registered legal owner of its respective Option Equity as of the date of the Agreement, and there are no liens, pledges, claims, other security interests and third party rights on the Option Equity, except for any rights otherwise agreed by Baozun. Subject to the Agreement, upon the exercise of the rights, Baozun and/or such other entity or individual as Baozun may designate may acquire good and valid title to the Transferred Equity Interest, free and clear of all liens, pledges, claims and other security interests or third party rights.

5.1.5

To the Knowledge of the Existing Shareholders, there are no liens, mortgages, claims and other security interests or third party rights over the assets of the Company. Subject to the Agreement, Baozun and/or other entities or individuals designated by Baozun and/or Baozun may acquire good and valid title to the assets of the Company, free and clear of all liens, mortgages, claims and other security interests or third party rights, upon the exercise of such option.

5.2 The Company hereby represents and warrants as follows:

5.2.1

The Company is a limited liability company duly registered and validly existing under the PRC Laws, with independent legal personality. The Company has full and independent legal status and legal capacity to execute, deliver and perform the Agreement and may act independently as a party to legal proceedings.

5.2.2

The Company has full power and authority to enter into, deliver and perform the Agreement and all other documents to be entered into by it in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby.

5.2.3

The Agreement is duly and properly executed and delivered by the Company. The Agreement constitutes a legal and binding obligation of the Company. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby by the Company are not in violation of the laws of the People’s Republic of China and are not in violation of any agreement, contract or other arrangement with any third party by which the Company is bound.

5.2.4

There are no liens, mortgages, claims and other security interests and third party rights over the assets of the Company. Subject to the Agreement, Baozun and/or other entities or individuals designated by Baozun and/or Baozun may acquire good title to the assets of the Company, free and clear of all liens, mortgages, claims and other security interests or third party rights upon the exercise of such rights.

5.2.5	The Company has full title to all of its assets and no encumbrances have been created over such assets.
5.2.6	Except (i) liabilities incurred in the ordinary course of business; and (ii) liabilities disclosed in writing to Baozun, the Company has no other indebtedness.
5.2.7	As of the date of the Agreement, there is no litigation, arbitration or administrative investigation pending or threatened against the Company or in respect of its equity interests or assets.

5.3 Baozun represents and warrants as follows:

5.3.1

Baozun is a wholly foreign-owned enterprise duly registered and validly existing under the PRC Laws and has independent legal personality. Baozun has full and independent legal status and legal capacity to execute, deliver and perform the Agreement and may act independently as a party to legal proceedings.

5.3.2

Baozun has full power and authority to enter into, deliver and perform the Agreement and all other documents to be executed by it in connection with the transactions contemplated hereby, and it has full power and authority to consummate the transactions contemplated hereby.

5.3.3	The Agreement is legally and properly executed and delivered by Baozun. The Agreement constitutes its legal and binding obligations of Baozun.

Article 6 Commitments of Existing Shareholders

The Existing Shareholders hereby undertake as follows:

6.1 During the term of the Agreement, without the prior written consent of Baozun:

6.1.1	No Existing Shareholder shall transfer or otherwise dispose of any Option Equity or create any security interest or other third party rights over any Option Equity;
6.1.2	It shall not increase or decrease the registered capital of the Company or procure or consent to the merger of the Company with any other entity;
6.1.3	It shall not dispose of or cause the management of the Company to dispose of any material assets of the Company (other than those incurred in the ordinary course of business);
6.1.4

It shall not terminate or cause the management of the Company to terminate any material agreement entered into by the Company or enter into any other agreement which conflicts with the existing material agreement;

6.1.5	It shall not appoint or replace any director, supervisor or other officer of the Company that is to be appointed or removed by the Existing Shareholders;
6.1.6	It shall not procure the Company to declare or make any distribution or actual payment of any distributable profits, dividends, bonuses or other distributions;
6.1.7	It ensures the effective existence of the Company and that the Company will not be terminated, liquidated or dissolved;

6.1.8	It shall not amend the Articles of Association of the Company; and
6.1.9	It shall ensure that the Company shall not lend or borrow loans, or provide guarantees or other forms of guarantee, or assume any material obligation other than in the ordinary course of business.
6.2

During the term of the Agreement, it must use its best efforts to develop the business of the Company and ensure that the Company operates in a lawful and compliant manner, and shall not commit any act or omission that may damage the assets, goodwill or affect the validity of the Company's business license.

6.3

During the term of the Agreement, it shall promptly notify Baozun of any situation that may have a material adverse effect on the existence, business operation, financial condition, assets or goodwill of the Company, and shall promptly take all measures approved by Baozun to eliminate such adverse situation or take effective remedial measures against it.

6.4	As soon as the Exercise Notice is issued by Baozun:
6.4.1

the Company shall promptly convene and pass a resolution of the shareholders’ meeting and take all other necessary actions to consent to the transfer of all of the Transferred Equity Interests or Assets by any Existing Shareholder or the Company to Baozun and/or other entity or individual designated by Baozun at the Transfer Price, and waive any preemptive rights (if any) it may have;

6.4.2

The Company shall immediately enter into an equity transfer agreement with Baozun and/or other entity or individual designated by Baozun to transfer all the Transferred Equity to Baozun and/or such designated entity or individual designated by Baozun at the Transfer Price and provide necessary support (including providing and executing all relevant legal documents, completing all governmental approval and registration procedures and undertaking all relevant obligations) to Baozun and/or such designated entity or individual in accordance with the requirements of Baozun and the provisions of laws and regulations, so that Baozun and/or such designated entity or individual may obtain all the Transferred Equity, and such Transferred Equity shall be free from any legal defect and free from any security interest, third party restrictions or any other restrictions on the equity.

6.5

If any Existing Shareholder receives the Transfer Price in respect of the Transferred Equity held by it, or receives any form of profit distribution, bonus, dividend or other distribution from the Company, such Existing Shareholder agrees, without violating the PRC Laws, to compensate Baozun in full with such transfer price and any profit distribution, bonus, dividend or distribution received (after deducting relevant taxes). The Existing Shareholder shall instruct the relevant transferee or the Company to pay such amount to the bank account designated by Baozun from time to time.

Article 7 Commitments of the Company

7.1	The Company hereby undertakes as follows:

7.1.1

If any consents, licences, waivers, authorisations or approvals, licences of any third party, or any approvals, licenses, exemptions, registrations or filings with any governmental authority are required for the execution and performance of the Agreement and the grant of the Option or the Asset Purchase Option hereunder (if required by law), the Company shall use its best efforts to assist in satisfying the foregoing conditions.

7.1.2

The Company shall not, without the prior written consent of Baozun, assist or permit any Existing Shareholder to transfer or otherwise dispose of any Option Equity or create any security interest or other third party rights over any Option Equity.

7.1.3

The Company shall not, without the prior written consent of Baozun, transfer or otherwise dispose of any material assets of the Company (other than those disposed of in the ordinary course of business) or create any security interest or other third party rights over any assets of the Company.

7.1.4

The Company shall not take or permit any action which may adversely affect the interests of Baozun under the Agreement. Acts or actions, including but not limited to any acts and actions subject to Article 6.1.

7.2 As soon as the Exercise Notice is issued by Baozun:

7.2.1

It shall promptly cause the Existing Shareholders to convene a Shareholders’ Meeting and to adopt resolutions of the Shareholders’ Meeting and to take all other necessary actions to consent to the transfer of all of the Transferred Assets by the Company to Baozun and/or other entity or person designated by Baozun at the Transfer Price;

7.2.2

It shall immediately enter into an Asset Transfer Agreement with Baozun and/or other entity or individual designated by Baozun and/or such other entity or individual as it may appoint, to transfer the all of the Transferred Assets at the Transfer Price, and shall procure the Existing Shareholders to provide the necessary support to Baozun and/or such other entity or individual in accordance with the requirements of Baozun and the provisions of applicable laws and regulations (including providing and executing all relevant legal documents, completing all governmental approval and registration procedures, and assuming all relevant obligations), so that Baozun and/or such other entity or individual may obtain all of the Transferred Assets, free from any legal defects and without any security interest, third party restrictions or any other restrictions on the assets of the Company.

Article 8 Confidentiality Obligations

8.1 Regardless of whether the Agreement has been terminated or not, each party shall keep strictly confidential the business secrets, proprietary information, customer information and all other information of a confidential nature (hereinafter collectively referred to as “Confidential Information”) of other Parties obtained during the signing and performance of the Agreement. The party receiving the Confidential Information shall not disclose any Confidential Information to any other third party except with the prior written consent of the disclosing Party or as required by applicable laws and regulations or the requirements of the stock exchange where an affiliate of a party is listed; except for the purpose of performing the Agreement, the receiving party shall not use, directly or indirectly, any Confidential Information.

8.2 The following information shall not constitute Confidential Information:

(a)Any information which is proved in writing to have been known to the receiving party through lawful means prior to disclosure;

(b)Information that enters the public domain through no fault of the receiving party; or

(c)The information legally obtained by the receiving party from other channels after receiving the Confidential Information.

8.3

The receiving Party may disclose the Confidential Information to its employees, agents or professionals engaged by it, provided that the receiving Party shall ensure that such persons comply with the relevant terms and conditions of the Agreement and bear any liability arising from the breach thereof by such persons.

8.4	Notwithstanding any other provision of the Agreement, the validity of this Article shall not be affected by the termination of the Agreement.

Article 9 Term of Agreement

9.1

The Agreement shall come into force as of the date of duly executed by the Parties.The Agreement shall terminate when all of the Option Equity and the Company’s assets have been legally transferred to Baozun and/or other entity or individual designated by Baozun in accordance with the Agreement.

Article 10 Notice

10.1	Any notices, requests, demands and other communications required by or made under the Agreement shall be served in writing on the Parties concerned.
10.2	Any such notice or other communication shall be deemed to have been served if sent by fax or telex; If delivered personally, upon delivery; If sent by post, five (5) days after posting.

Article 11 Liabilities for Breach of Contract

11.1	The Parties agree and acknowledge that if either Party (hereinafter referred to as the “Defaulting Party”) materially breaches any of the agreements made hereunder, or materially fails to perform or delays in performing any of the obligations hereunder, it shall constitute a breach of the Agreement (hereinafter referred to as the “Default”), and the non-defaulting Party shall have the right to require the Defaulting Party to make corrections or take remedial measures within a reasonable period. If the Defaulting Party fails to make corrections or take remedial measures within a reasonable period of time or within ten (10) days after the non-defaulting party notifies the Defaulting Party in writing and requests correction, the non-defaulting party shall have the right, at its own discretion:

11.1.1	If the Existing Shareholder or the Company is the Defaulting Party, Baozun shall have the right to terminate the Agreement and claim damages from the Defaulting Party;
11.1.2

If Baozun is the Defaulting Party, the non-defaulting party shall have the right to claim damages from the Defaulting Party, but shall have no right to terminate or cancel the Agreement in any case unless otherwise specified by mandatory lawS.

11.2	Notwithstanding any other provision of the Agreement, the validity of this Article shall not be affected by the termination of the Agreement.

Article 12 Miscellaneous

12.1 The Agreement is made in Chinese in four (4) originals, with each Party hereto holding one (1) original.

12.2 The formation, validity, interpretation and dispute resolution of the Agreement shall be governed by the PRC Laws.

12.3 Dispute resolution

12.3.1

All disputes under the Agreement shall be first settled by both parties through friendly negotiation. If no settlement can be reached within thirty (30) days after the occurrence of the dispute, either Party shall have the right to submit the dispute to Shanghai International Economic and Trade Arbitration Commission for arbitration in Shanghai by three arbitrators in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration. The initiating party and the responding party shall appoint one arbitrator respectively, and the third arbitrator shall be appointed by Shanghai International Economic and Trade Arbitration Commission. If the party initiating arbitration or the respondent party exceeds two persons (whether natural persons or legal persons), such persons shall jointly appoint one arbitrator by mutual agreement in writing.

12.3.2	The arbitral award shall be final and binding upon both Parties.
12.3.3	During the dispute resolution process, both Parties shall continue to perform all other provisions of the Agreement except for the matters in dispute.
12.3.4	After the arbitral award takes effect, either Party shall have the right to apply to the court with jurisdiction for enforcement of the arbitral award.

12.4

Any right, power and remedy conferred on the Parties by any provision of the Agreement shall not preclude any other right, power or remedy of such Party under the provisions of law and other provisions of the Agreement, and the exercise of such right, power and remedy by a Party shall not preclude the exercise of any other right, power and remedy of such Party.

12.5

No failure or delay by a Party in exercising any of its rights, powers and remedies under the Agreement or at law (the “Party’s Rights”) shall be deemed a waiver of any such rights, and no waiver of any single or partial right of such Party shall preclude such Party from exercising such rights in any other manner and from exercising any other right of such Party.

12.6	The headings of the Articles of the Agreement are for reference purposes only. and in no event shall they be used or affect the interpretation of the provisions of the Agreement.
12.7

Each provision of the Agreement is severable and independent of one another and if at any time any one or more provisions of the Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions of the Agreement shall not be affected thereby.

12.8

The Agreement, when executed, supersedes any other legal documents previously executed by the Parties with respect to the same subject matter. Any modification of or supplement to the Agreement must be made in writing. Except that Baozun transfers its rights under the Agreement in accordance with Article 12.9, any modification or supplement of the Agreement shall come into force only after being properly signed by both Parties hereto.

12.9

The other Parties shall not assign any of their rights and/or obligations under the Agreement to any third party without the prior written consent of Baozun. The other Parties agree that, without the written consent of the other Parties, Baozun shall have the right to unilaterally transfer any rights and/or obligations under the Agreement to any third party, provided that such other Parties are notified in writing.

12.10

The Agreement shall be binding upon the legal assigns or successors of the Parties. Each of the Existing Shareholders warrants to Baozun that it has made all appropriate arrangements and signed all necessary documents to ensure that in the event of its death, incapacity, bankruptcy, divorce or other circumstances which may affect its exercise of equity, its heirs, guardians, creditors, spouses and other persons who may acquire the Company’s equity or relevant rights as a result thereof shall not affect or hinder the performance of the Agreement.

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Signature Page to the “Exclusive Purchase Option Agreement”

Jie Shen

Signed by:	/s/ Jie Shen

Signature Page to the “Exclusive Purchase Option Agreement”

Michael Qingyu Zhang

Signed by:	/s/ Michael Qingyu Zhang

Signature Page to the “Exclusive Purchase Option Agreement”

Shanghai Baozun E-commerce Limited (seal)

Seal: /s/ Shanghai Baozun E-commerce Limited

Signed by:	/s/ Junhua Wu

Name: Junhua Wu

Title: Legal Representative

Signature Page to the “Exclusive Purchase Option Agreement”

Shanghai Zunyi Business Consulting Ltd. (seal)

Seal: /s/ Shanghai Zunyi Business Consulting Ltd.

Signed by:	/s/ Vincent Wenbin Qiu

Name: Vincent Wenbin Qiu

Title: Legal Representative

Appendix I:

Basic Information of the Company

Company name: Shanghai Zunyi Business Consulting Ltd.

Registered address:Room 212, No. 7, No. 8 and No. 11, Lane 1188, Wanrong Road, Shanghai

Registered capital:RMB 50 million

Legal representative: Vincent Wenbin Qiu

Equity structure:

Name of shareholder	Contribution Amount in Registered Capital	Percentage of contribution	Mode of contribution
Jie Shen	RMB40,000,000	80%	Currency
Michael Qingyu Zhang	RMB10,000,000	20%	Currency
Total	RMB50,000,000	100%	/

Appendix II:

Form of Equity Transfer Option Exercise Notice

To: [Name of Existing Shareholder]

WHEREAS, we have entered into an Exclusive Purchase Option Agreement (the “Option Agreement”) dated [ ] with you and Shanghai Zunyi Business Consulting Ltd. (the “Company”), agreeing that, to the extent permitted by the PRC Laws and regulations, you shall, at the Company’s request, transfer your equity interest in the Company to the Company or to any third party designated by the Company.

NOW THEREFORE, the Company hereby gives you this notice as follows:

The Company hereby requests to exercise the Equity Transfer Option under the Option Agreement to assign [•]% of the equity interest in the Company held by you to the Company or [•] [name of company/individual] designated by the Company (the “Proposed Transferee Equity”). Upon receipt of this notice, you shall immediately transfer all of the Proposed Transferee Equity to the Company or [name of designated company/individual] in accordance with the provisions of the Option Agreement.

Regards

Shanghai Baozun E-commerce Limited
(Seal)
Authorized representative:
Date:

Appendix III:

Form of Asset Purchase Option Exercise Notice

To: Shanghai Zunyi Business Consulting Ltd.

WHEREAS, the Company has entered into an Exclusive Purchase Option Agreement (the “Option Agreement”) dated [ ] with you and [ ] and Michael Qingyu Zhang, agreeing that, to the extent permitted by the PRC Laws and regulations, you shall, at the Company’s request, transfer your assets to us or any third party designated by the Company.

NOW THEREFORE, the Company hereby give you this notice as follows:

The Company hereby requests the exercise of the Asset Purchase Option under the Option Agreement to assign the assets owned by you as set out in the attached list (the “Proposed Transferee Assets”) to [●] [name of company/individual] appointed by the Company. Upon receipt of this notice, you shall immediately transfer all the Proposed Transferee Assets to the Company or [name of designated company/individual] in accordance with the provisions of the Option Agreement.

Regards

Shanghai Baozun E-commerce Limited
(Seal)
Authorized representative:
Date: